EXHIBIT 2


                  [LETTERHEAD OF O.S.S. CAPITAL MANAGEMENT LP]

                                                                  April 29, 2005


BY FACSIMILE AND FEDERAL EXPRESS

Gerard Soula
President Directeur General
Flamel Technologies S.A.
Parc Club du Moulin a Vent
33 avenue du Dr. Georges Levy
69693 Venissieux cedex France


Re: Notice of Ownership of More than 5% of Share Capital and Voting Rights of Flamel Technologies S.A. pursuant to Article L. 233-7 of the CODE DE COMMERCE.


Monsieur le President:

     This  letter is to  advise  you that  pursuant  to and in  accordance  with
Section 2.5 of the Deposit Agreement, dated as of June 6, 1996, as amended and restated as of August 10, 2001, by and among Flamel Technologies S.A., a SOCIETE ANONYME incorporated under the laws of the Republic of France ("Flamel"), the Bank of New York, a New York banking corporation, as depositary (the
"Depositary"), and the owners and holders of American Depositary Receipts ("Flamel ADSs") issued thereunder, Oscar S. Schafer & Partners I LP, a Delaware limited partnership, Oscar S. Schafer & Partners II LP, a Delaware limited partnership, and O.S.S. Overseas Fund Ltd., a Cayman Islands exempted company, which entities may be deemed to be acting in concert (DE CONCERT) within the meaning of Art. L. 233-10 of the French Commercial Code (CODE DE COMMERCE), have surrendered their Flamel ADSs to the Depositary and withdrawn the underlying ordinary shares of Flamel ("Ordinary Shares"). As a result, as of April 29, 2005, Oscar S. Schafer & Partners I LP, Oscar S. Schafer & Partners II LP, and O.S.S. Overseas Fund Ltd. hold in pure registered form (TITRES NOMINATIFS PURS), DE CONCERT, an aggregate of 2,065,947 Ordinary Shares, representing 9.66 % of the share capital and voting rights of Flamel, based on the number of shares outstanding disclosed in the Annual Report on Form 20-F for the year ended December 31, 2003, as filed with the United States Securities and Exchange Commission. The Ordinary Shares are held in registered accounts in the names of the foregoing entities as follows:

---------------------------------- -------------------- ----------------------
                                                         PERCENTAGE OF FLAMEL
                                    NUMBER OF ORDINARY    SHARE CAPITAL AND
REGISTERED HOLDER                         SHARES            VOTING RIGHTS
---------------------------------- -------------------- ----------------------
Oscar S. Schafer & Partners I LP         100,190                 0.47%
---------------------------------- -------------------- ----------------------
Oscar S. Schafer & Partners II LP        963,387                 4.50%
---------------------------------- -------------------- ----------------------
O.S.S. Overseas Fund Ltd.              1,002,370                 4.69%
---------------------------------- -------------------- ----------------------
TOTAL                                  2,065,947                 9.66%
---------------------------------- -------------------- ----------------------


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Accordingly,  as of April 29,  2005,  Oscar S. Schafer & Partners I LP, Oscar S.
Schafer & Partners II LP, and O.S.S. Overseas Fund Ltd. hold, DE CONCERT, more than 5% of the outstanding share capital and voting rights of Flamel. This notice of ownership of share capital and voting rights is, therefore, being delivered to Flamel in accordance with the provisions of Article L.233-7 of the French Commercial Code (CODE DE COMMERCE).

     In addition, O.S.S. Advisors LLC, a Delaware limited liability company, O.S.S. Capital Management LP, a Delaware limited partnership, and Schafer Brothers LLC, a Delaware limited liability company, none of which hold any Ordinary Shares registered in their own names, may also be deemed to be acting DE CONCERT with Oscar S. Schafer & Partners I LP, Oscar S. Schafer & Partners II LP, and O.S.S. Overseas Fund Ltd. because these entities are under common control and may have shared power to direct the disposition or the voting of the Ordinary Shares set forth above that are held by and registered in the names of Oscar S. Schafer & Partners I LP, Oscar S. Schafer & Partners II LP, and O.S.S. Overseas Fund Ltd.

     By this notice, pursuant to and in accordance with Art. 129 of DECRET No. 67-238, DATED AS OF MARCH 23, 1967, Flamel is requested on behalf of Oscar S. Schafer & Partners I LP, Oscar S. Schafer & Partners II LP, and O.S.S. Overseas Fund Ltd., to advise them of (i) the place where they should deliver certificates (ATTESTATIONS D'INSCRIPTION EN COMPTE) attesting that the 2,065,947 Ordinary Shares set forth above are held in registered accounts in their respective names, and (ii) the proposed date of the forthcoming annual general meeting of the shareholders of Flamel. The foregoing information should be sent as soon as possible by e-mail to the following address: oschafer@osscapital.com. Pursuant to Art. 120-1 of DECRET No. 67-238, DATED AS OF MARCH 23, 1967, this notice constitutes the express written agreement of the undersigned parties to be notified by e-mail at the foregoing e-mail address. In addition, Flamel is requested to confirm the foregoing information in writing by registered mail (PAR LETTRE RECOMMANDE AVEC DEMAND D'AVIS DE RECEPTION).



                                 Sincerely,


                                  /s/ Oscar S. Schafer
                                 --------------------------------------
                                 Oscar S. Schafer, individually and

                                 (a) as Director, for O.S.S. Overseas Fund Ltd.;

                                 and

                                 (b) as Senior Managing Member of:

                                     (1) O.S.S. Advisors LLC, for itself and as
                                          the general partner of
                                          (A) Oscar S. Schafer & Partners I LP;

                                           and
                                          (B) Oscar S. Schafer & Partners II LP;

                                         and

                                     (2) Schafer Brothers LLC, for itself and as
                                          the general partner of
                                          O.S.S. Capital Management LP